Exhibit 99.1

Myers Industries Reports 2021 Fourth Quarter and Full Year Results

Fourth Quarter Sales Increased 45% Including Acquisitions, 28% on an Organic Basis

Outlook for Strong Revenue Growth and Increased Profitability in Fiscal 2022

March 10, 2022, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE), a leading manufacturer of a wide range of polymer products and distributor for the tire, wheel, and under-vehicle service industry, today announced results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Financial Highlights

•
Net sales for the fourth quarter increased 45% to $199.6 million, compared with $137.5 million for the fourth quarter of 2020; net sales for the full year increased 49% to $761.4 million, compared with $510.4 million for the full year of 2020
•
On an organic basis, net sales for the fourth quarter increased 28% compared with the fourth quarter of 2020 and net sales for the full year increased 25% compared with the full year of 2020
•
Net income per diluted share for the fourth quarter increased 150% to $0.20, compared with $0.08 for the fourth quarter of 2020; net income per diluted share for the full year decreased 10% to $0.92, compared with $1.02 for the full year of 2020 (net income for the full year of 2020 included $11.9 million of pre-tax income from the sale of notes and release of lease guarantee liability related to the Company's Lawn and Garden business that was sold in 2015)
•
Adjusted earnings per diluted share for the fourth quarter increased 109% to $0.23, compared with $0.11 for the fourth quarter of 2020; adjusted earnings per diluted share for the full year increased 14% to $0.97, compared with $0.85 for the full year of 2020
•
Adjusted EBITDA for the fourth quarter increased 55% to $17.6 million, compared with $11.3 million for the fourth quarter of 2020; adjusted EBITDA for the full year increased 9% to $72.3 million, compared with $66.4 million for the full year of 2020
•
Cash flow from continuing operations was $44.9 million and free cash flow was $27.0 million for the full year of 2021

Myers Industries’ President and CEO, Mike McGaugh said, “2021 was a strong and important year for Myers. We experienced strong organic revenue growth. We successfully integrated two high-performing acquisitions. In addition, we are proud to tell you that the revitalization of Myers’ sales, marketing, and operational capabilities is taking place across all of Myers. The transformation of Myers is ongoing. We continue to see robust demand for our products across our end markets and are confident that our ‘One Myers’ strategy, based on an integrated company approach, will help us fulfill this demand.

Throughout 2021, our team worked hard and smartly to offset cost pressures that temporarily depressed near-term margins. That included pricing actions and implementing a value-based approach to pricing, which delivered a favorable price-to-cost relationship during the fourth quarter. We believe our significant infusion of operational and commercial talent over the past two years and our new processes and approach to doing business will make these improvements lasting. This will put us in a strong position to drive margins and profitability in 2022 and beyond.”

McGaugh concluded, “During the fourth quarter, we continued the integration of our recent acquisitions, Elkhart Plastics and Trilogy Plastics. These acquisitions have exceeded our expectations by bringing scale, and capability, and an improved ability to deliver value to Myers’ customers. It’s exciting and gratifying to see the progress on our acquisitions, as well as the commercial and operational improvements across our company. Looking forward, we remain focused on maintaining our strong momentum, executing the “One Myers” integrated strategy, and delivering improved results. We have a strong team comprised of long-serving Myers' associates and over two dozen new high-horsepower members, a robust demand for our differentiated products, sustained top-line momentum, a healthy balance sheet, and a high cash-generating business model, all of which are working together to drive growth and position the business for long-term success. We look forward to continued execution in 2022 and believe we have only scratched the surface of our long-term potential.”

Fourth Quarter 2021 Financial Summary

	Quarter Ended December 31,
	2021	2020	Inc (Dec)
	(Dollars in millions, except per share data)

Net sales	$199.6	$137.5	45.2%

Operating income	$10.8	$4.9	121.4%
Adjusted operating income	$12.5	$6.4	94.4%
Adjusted operating income margin	6.2%	4.7%	+150 bps

Net income	$7.3	$3.0	142.6%
Adjusted net income	$8.4	$3.8	117.9%

Net income per diluted share	$0.20	$0.08	150.0%
Adjusted earnings per diluted share	$0.23	$0.11	109.1%

Net sales for the fourth quarter of 2021 were $199.6 million, an increase of $62.1 million, or 45.2%, compared with $137.5 million for the fourth quarter of 2020, driven by strong sales in both the Material Handling and Distribution segments. Excluding the incremental $23.3 million of net sales from the Elkhart and Trilogy acquisitions, organic net sales increased 28%, with 19% due to favorable pricing and 9% due to higher volume/mix .

Gross profit increased $12.0 million, or 30.1% to $51.8 million, primarily due to the increased contribution from pricing actions, sales volume, and the Elkhart and Trilogy acquisitions. Partially offsetting these contributions were higher raw material costs, increased labor and other manufacturing costs, and an unfavorable sales mix. Although the contribution from pricing actions more than offset higher raw material costs, which led to a favorable price-to-cost relationship for the quarter, gross margin was 26.0% compared with 29.0% for the fourth quarter of 2020 due to the higher labor and other manufacturing costs and unfavorable sales mix. Selling, general and administrative expenses increased $6.3 million, or 18.1% to $41.3 million, reflecting the Elkhart and Trilogy acquisitions, which accounted for approximately half of the increase, higher salaries, benefits, incentive compensation costs, and increased professional fees. SG&A as a percentage of sales declined to 20.7% in the fourth quarter, compared with 25.4% in the same period last year. Net income per diluted share was $0.20, compared with $0.08 for the fourth quarter of 2020. Adjusted earnings per diluted share were $0.23, compared with $0.11 for the fourth quarter of 2020.

Fourth Quarter 2021 Segment Results

(Dollar amounts in the segment tables below are reported in millions)

Material Handling

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Q4 2021 Results	$147.3	$12.3	$13.2	9.0%
Q4 2020 Results	$92.2	$8.5	$9.1	9.8%
Increase (decrease) vs prior year	59.8%	44.3%	45.8%	-80 bps

Net sales for the Material Handling Segment during the fourth quarter of 2021 were $147.3 million, an increase of $55.1 million, or 59.8%, compared with $92.2 million for the fourth quarter of 2020. Excluding the incremental $23.3 million of net sales from the Elkhart and Trilogy acquisitions, organic net sales increased 25% due to favorable price, 9% due to higher volume/mix, and 1% due to foreign currency exchange. Organic net sales increased in the food and beverage, industrial, vehicle, and consumer end markets. Operating income increased 44.3% to $12.3 million, compared with $8.5 million in 2020. Adjusted operating income increased 45.8% to $13.2 million, compared with $9.1 million in 2020. Contributions from pricing actions and the increase in sales volume during the quarter were partially offset by higher raw material costs, increased labor and other manufacturing costs, and an unfavorable sales mix. The contribution from pricing actions more than offset higher raw material costs, which led to a favorable price-to-cost relationship for the quarter. Additionally, SG&A expenses were higher year-over-year. The increase in SG&A expenses was primarily due to the Elkhart and Trilogy acquisitions and higher salaries, benefits, and incentive compensation costs. The Material Handling Segment’s adjusted operating income margin was 9.0%, compared with 9.8% for the fourth quarter of 2020.

Distribution

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Q4 2021 Results	$52.3	$5.4	$5.4	10.3%
Q4 2020 Results	$45.3	$3.6	$3.6	7.9%
Increase vs prior year	15.5%	50.8%	50.8%	+240 bps

Net sales for the Distribution Segment during the fourth quarter of 2021 were $52.3 million, an increase of $7.0 million, or 15.5%, compared with $45.3 million for the fourth quarter of 2020. The increase was driven by higher volume/mix across both equipment and supplies and pricing actions. Operating income increased 50.8% to $5.4 million, compared with $3.6 million in 2020. Contributions from pricing actions and higher volume/mix were partially offset by an increase in SG&A expenses year-over-year. The increase in SG&A expenses was primarily the result of higher salaries, benefits, and incentive compensation costs. The Distribution Segment’s adjusted operating income margin was 10.3%, compared with 7.9% for the fourth quarter of 2020.

Full Year 2021 Financial Summary

	Year Ended December 31,
	2021	2020	Inc (Dec)
	(Dollars in millions, except per share data)

Net sales	$761.4	$510.4	49.2%

Operating income	$49.3	$53.6	(7.9)%
Adjusted operating income	$51.9	$45.9	13.2%
Adjusted operating income margin	6.8%	9.0%	-220 bps

Net income	$33.5	$36.8	(8.8)%
Adjusted net income	$35.3	$30.5	15.8%

Net income per diluted share	$0.92	$1.02	(9.8)%
Adjusted earnings per diluted share	$0.97	$0.85	14.1%

Net sales for the full year of 2021 were $761.4 million, an increase of $251.1 million, or 49.2%, compared with $510.4 million for the full year of 2020, driven by strong sales in both the Material Handling and Distribution segments. Excluding the incremental $122.2 million of net sales from the Elkhart and Trilogy acquisitions, organic net sales increased 25%, with 14% due to higher volume/mix, 10% due to favorable pricing, and 1% due to foreign currency exchange.

Gross profit increased $39.5 million, or 22.9% to $211.4 million, primarily due to the increased contribution from pricing actions, volume/mix and the Elkhart and Trilogy acquisitions. Partially offsetting these contributions were higher raw material costs, including a $2.0 million incremental charge to increase the LIFO inventory reserve, which were not fully recovered by pricing actions and led to an unfavorable price-to-cost relationship for the year. Gross margin declined to 27.8% compared with 33.7% for the full year of 2020 as a result of the unfavorable price-to-cost relationship, higher labor and other manufacturing costs, and an unfavorable sales mix. Selling, general and administrative expenses increased $33.2 million, or 25.5% to $163.5 million, reflecting the Elkhart and Trilogy acquisitions, higher salaries, benefits, incentive compensation costs, and increased professional fees. SG&A as a percentage of sales declined to 21.5% for the full year, compared with 25.5% last year. Net income per diluted share was $0.92, compared with $1.02 for the full year of 2020, which included $0.24 from the sale of notes and release of lease guarantee liability related to the Company’s Lawn and Garden business sold in 2015. Adjusted earnings per diluted share were $0.97, compared with $0.85 for the full year of 2020.

Full Year 2021 Segment Results

(Dollar amounts in the segment tables below are reported in millions)

Material Handling

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Full Year 2021 Results	$564.1	$62.2	$62.4	11.1%
Full Year 2020 Results	$343.9	$55.1	$56.5	16.4%
Increase (decrease) vs prior year	64.0%	12.9%	10.4%	-530 bps

Net sales for the Material Handling Segment for the full year of 2021 were $564.1 million, an increase of $220.2 million, or 64.0%, compared with $343.9 million for the full year of 2020. Excluding the incremental $122.2 million of net sales from the Elkhart and Trilogy acquisitions, organic net sales increased 14% due to higher volume/mix, 14% due to favorable price and 1% due to foreign currency exchange. Organic net sales increased in the vehicle, food and beverage, industrial, and consumer end markets. Operating income increased 12.9% to $62.2 million, compared with $55.1 million in 2020. Adjusted operating income increased 10.4% to $62.4 million, compared with $56.5 million in 2020. Contributions from the increase in volume/mix and pricing during the quarter were partially offset by higher raw material costs, including a $0.9 million incremental charge to increase the LIFO inventory reserve, increased labor costs, and an unfavorable sales mix. Additionally, SG&A expenses were higher year-over-year. The increase in SG&A expenses was primarily due to the Elkhart and Trilogy acquisitions, higher salaries, benefits, incentive compensation costs, and increased professional fees. The Material Handling Segment’s adjusted operating income margin was 11.1%, compared with 16.4% for the full year of 2020.

Distribution

	Net Sales	Op Income	Adj Op Income	Adj Op Income Margin
Full Year 2021 Results	$197.4	$15.4	$16.0	8.1%
Full Year 2020 Results	$166.5	$12.2	$12.2	7.3%
Increase vs prior year	18.5%	26.9%	31.1%	+80 bps

Net sales for the Distribution Segment for the full year of 2022 were $197.4 million, an increase of $30.9 million, or 18.5%, compared with $166.5 million for the full year of 2020. The increase was driven by higher volume/mix across both equipment and supplies and pricing actions. Operating income increased 26.9% to $15.4 million, compared with $12.2 million in 2020. Adjusted operating income increased 31.1% to $16.0 million, compared with $12.2 million in 2020. Contributions from higher volume/mix and pricing actions were partially offset by an increase in SG&A expenses year-over-year. The increase in SG&A expenses was primarily the result of higher salaries, benefits, incentive compensation costs, and increased selling expenses. The Distribution Segment’s adjusted operating income margin was 8.1%, compared with 7.3% for the full year of 2020.

Balance Sheet & Cash Flow

As of December 31, 2021, the Company’s cash on hand totaled $17.7 million, compared to $28.3 million as of December 31, 2020. Total debt as of December 31, 2021, was $100.9 million.

For the full year of 2021, cash flow provided by operations was $44.9 million and free cash flow was $27.0 million, compared with cash flow provided by operations of $46.5 million and free cash flow of $33.1 million for the full year of 2020. Capital expenditures for the full year of 2021 were $17.9 million, compared with $13.4 million for the full year of 2020.

2022 Outlook

Based on current exchange rates, market outlook and business forecast, the Company provided the following outlook for fiscal 2022:

•
Net sales growth in the high single digit to low double digit range, with approximately one quarter of the increase due to the acquisition of Trilogy Plastics
•
Diluted EPS in the range of $1.18 to $1.38; adjusted diluted EPS in the range of $1.20 to $1.40
•
Capital expenditures to be in the range of $25 to $28 million
•
Effective tax rate to approximate 26%

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, March 10, 2022, at 8:30 a.m. EDT. The call is anticipated to last less than one hour and may be accessed using the following online participation registration link: https://www.incommglobalevents.com/registration/q4inc/10107/myers-industries-2021-fourth-quarter-earnings-call/. Upon registering, each participant will be provided with call details and a registrant ID that will be used to track call attendance. Reminders will also be sent to registered participants via email. The live webcast of the conference call can be accessed from the Investor Relations section of the Company's website at www.myersindustries.com. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. Investors can access a replay of the teleconference at (866) 813-9403; international callers use (226) 828-7578. The Access Code is 06717. The teleconference replay will be available through March 17, 2022.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted gross profit, adjusted gross profit margin, adjusted operating income (loss), adjusted operating income margin, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA margin, adjusted income (loss) before taxes, adjusted net income, adjusted earnings per diluted share, and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is a manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “will”, “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: impacts from the COVID-19 pandemic on our business, conditions, customers and capital position; the impact of COVID-19 on local, national and global economic conditions; the effects of various governmental responses to the COVID-19 pandemic, raw material availability, increases in raw material costs, or other production costs; impacts of price increases, risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; impact of the U.S. elections impacts on the regulatory landscape, capital markets, and responses to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and other important factors detailed previously and from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the Securities and Exchange Commission's public reference facilities and its website at www.sec.gov and on the Company's Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$199,579	$137,467	$761,435	$510,369
Cost of sales	147,763	97,630	550,014	338,409
Gross profit	51,816	39,837	211,421	171,960
Selling, general and administrative expenses	41,302	34,971	163,502	130,331
(Gain) loss on disposal of fixed assets	(236)	10	(1,382)	3
Gain on sale of notes receivable	—	—	—	(11,924)
Operating income (loss)	10,750	4,856	49,301	53,550
Interest expense, net	1,158	1,221	4,208	4,688
Income (loss) before income taxes	9,592	3,635	45,093	48,862
Income tax expense (benefit)	2,337	645	11,555	12,093
Net income (loss)	$7,255	$2,990	$33,538	$36,769
Net income (loss) per common share:
Basic	$0.20	$0.08	$0.93	$1.03
Diluted	$0.20	$0.08	$0.92	$1.02
Weighted average common shares outstanding:
Basic	36,242,600	35,848,726	36,138,571	35,785,798
Diluted	36,447,287	36,017,750	36,358,969	35,916,630

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales
Material Handling	$147,284	$92,184	59.8%	$564,068	$343,884	64.0%
Distribution	52,308	45,291	15.5%	$197,427	$166,544	18.5%
Inter-company Sales	(13)	(8)	-	$(60)	$(59)	-
Total	$199,579	$137,467	45.2%	$761,435	$510,369	49.2%

Operating income (loss)
Material Handling	$12,292	$8,516	44.3%	$62,187	$55,072	12.9%
Distribution	5,399	3,580	50.8%	15,428	12,157	26.9%
Corporate	(6,941)	(7,240)	-	(28,314)	(13,679)	-
Total	$10,750	$4,856	121.4%	$49,301	$53,550	(7.9)%

Adjusted operating income (loss)
Material Handling	$13,229	$9,072	45.8%	$62,407	$56,533	10.4%
Distribution	5,399	3,580	50.8%	15,955	12,174	31.1%
Corporate	(6,160)	(6,240)	-	(26,413)	(22,807)	-
Total	$12,468	$6,412	94.4%	$51,949	$45,900	13.2%

Adjusted operating income margin
Material Handling	9.0%	9.8%		11.1%	16.4%
Distribution	10.3%	7.9%		8.1%	7.3%
Corporate	n/a	n/a		n/a	n/a
Total	6.2%	4.7%		6.8%	9.0%

Adjusted EBITDA
Material Handling	$17,658	$13,356	32.2%	$80,210	$74,367	7.9%
Distribution	5,994	4,120	45.5%	18,163	14,474	25.5%
Corporate	(6,051)	(6,141)	-	(26,002)	(22,411)	-
Total	$17,601	$11,335	55.3%	$72,371	$66,430	8.9%

Adjusted EBITDA margin
Material Handling	12.0%	14.5%		14.2%	21.6%
Distribution	11.5%	9.1%		9.2%	8.7%
Corporate	n/a	n/a		n/a	n/a
Total	8.8%	8.2%		9.5%	13.0%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31, 2021
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$147,284	$52,308	$199,592	$(13)	$199,579

Gross profit					51,816
Add: Restructuring expenses and other adjustments					620
Add: Acquisition and integration costs					317
Adjusted gross profit					52,753
Gross margin as adjusted					26.4%

Operating income (loss)	12,292	5,399	17,691	(6,941)	10,750
Add: Acquisition and integration costs	317	—	317	81	398
Add: Restructuring expenses and other adjustments	620	—	620	—	620
Add: Environmental charges	—	—	—	700	700
Adjusted operating income (loss)(1)	13,229	5,399	18,628	(6,160)	12,468
Adjusted operating income margin	9.0%	10.3%	9.3%	n/a	6.2%

Add: Depreciation and amortization	4,429	595	5,024	109	5,133
Adjusted EBITDA	$17,658	$5,994	$23,652	$(6,051)	$17,601
Adjusted EBITDA margin	12.0%	11.5%	11.9%	n/a	8.8%

(1) Includes gross profit adjustments of $937 and SG&A adjustments of $781

	Quarter Ended December 31, 2020
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$92,184	$45,291	$137,475	$(8)	$137,467

Gross profit					39,837
Add: Acquisition and integration costs					552
Adjusted gross profit					40,389
Gross margin as adjusted					29.4%

Operating income (loss)	8,516	3,580	12,096	(7,240)	4,856
Add: Acquisition and integration costs	556	—	556	500	1,056
Add: Environmental charges	—	—	—	500	500
Adjusted operating income (loss)(1)	9,072	3,580	12,652	(6,240)	6,412
Adjusted operating income margin	9.8%	7.9%	9.2%	n/a	4.7%

Add: Depreciation and amortization	4,284	540	4,824	99	4,923
Adjusted EBITDA	$13,356	$4,120	$17,476	$(6,141)	$11,335
Adjusted EBITDA margin	14.5%	9.1%	12.7%	n/a	8.2%

(1) Includes gross profit adjustments of $552 and SG&A adjustments of $1,004

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31, 2021
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$564,068	$197,427	$761,495	$(60)	$761,435

Gross profit					211,421
Add: Restructuring expenses and other adjustments					867
Add: Acquisition and integration costs					348
Adjusted gross profit					212,636
Gross margin as adjusted					27.9%

Operating income (loss)	62,187	15,428	77,615	(28,314)	49,301
Add: Severance costs	—	527	527	318	845
Add: Acquisition and integration costs	348	—	348	883	1,231
Add: Restructuring expenses and other adjustments	867	—	867	—	867
Less: Gain on sale of assets	(995)	—	(995)	—	(995)
Add: Environmental charges	—	—	—	700	700
Adjusted operating income (loss)(1)	62,407	15,955	78,362	(26,413)	51,949
Adjusted operating income margin	11.1%	8.1%	10.3%	n/a	6.8%
Add: Depreciation and amortization	17,803	2,208	20,011	411	20,422
Adjusted EBITDA	$80,210	$18,163	$98,373	$(26,002)	$72,371
Adjusted EBITDA margin	14.2%	9.2%	12.9%	n/a	9.5%

(1) Includes gross profit adjustments of $1,215 and SG&A adjustments of $1,433

	Year Ended December 31, 2020
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$343,884	$166,544	$510,428	$(59)	$510,369

Gross profit					171,960
Add: Acquisition and integration costs					552
Adjusted gross profit					172,512
Gross margin as adjusted					33.8%

Operating income (loss)	55,072	12,157	67,229	(13,679)	53,550
Add: Severance costs	905	—	905	1,512	2,417
Add: Restructuring expenses and other adjustments	—	—	—	249	249
Add: Acquisition and integration costs	556	17	573	535	1,108
Add: Environmental charges	—	—	—	500	500
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	—	—	(11,924)	(11,924)
Adjusted operating income (loss)(1)	56,533	12,174	68,707	(22,807)	45,900
Adjusted operating income margin	16.4%	7.3%	13.5%	n/a	9.0%
Add: Depreciation and amortization	17,834	2,300	20,134	396	20,530
Adjusted EBITDA	$74,367	$14,474	$88,841	$(22,411)	$66,430
Adjusted EBITDA margin	21.6%	8.7%	17.4%	n/a	13.0%

(1) Includes gross profit adjustments of $552 and SG&A adjustments of ($8,202)

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME AND EARNINGS PER DILUTED SHARE (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating income (loss)	$10,750	$4,856	$49,301	$53,550
Add: Severance costs	—	—	845	2,417
Add: Restructuring expenses and other adjustments	620	—	867	249
Add: Acquisition and integration costs	398	1,056	1,231	1,108
Less: Gain on sale of assets	—	—	(995)	—
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	—	—	(11,924)
Add: Environmental charges	700	500	700	500
Adjusted operating income (loss)	12,468	6,412	51,949	45,900
Less: Interest expense, net	(1,158)	(1,221)	(4,208)	(4,688)
Adjusted income (loss) before taxes	11,310	5,191	47,741	41,212
Less: Income tax expense(1)	(2,941)	(1,350)	(12,413)	(10,715)
Adjusted net income (loss)	$8,369	$3,841	$35,328	$30,497
Adjusted earnings per diluted share(2)	$0.23	$0.11	$0.97	$0.85

(1) Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2021 and 2020 is 26%.
(2) Adjusted earnings per diluted share is calculated using the weighted average common shares outstanding for the respective period.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash	$17,655	$28,301
Accounts receivable, net	100,691	83,701
Income tax receivable	2,517	1,049
Inventories, net	93,551	65,919
Prepaid expenses and other current assets	5,500	4,760
Total Current Assets	219,914	183,730
Property, plant, & equipment, net	92,049	73,953
Right of use asset - operating leases	29,285	18,390
Deferred income taxes	106	84
Other assets	143,195	123,858
Total Assets	$484,549	$400,015
Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable	$81,690	$61,150
Accrued expenses	44,969	36,744
Operating lease liability - short-term	5,341	4,359
Finance lease liability - short-term	500	—
Long-term debt - current portion	—	39,994
Total Current Liabilities	132,500	142,247
Long-term debt	90,945	37,582
Operating lease liability - long-term	23,815	13,755
Finance lease liability - long-term	9,437	—
Other liabilities	13,086	14,373
Deferred income taxes	5,441	2,958
Total Shareholders' Equity	209,325	189,100
Total Liabilities & Shareholders' Equity	$484,549	$400,015

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Year Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net income	$33,538	$36,769
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	20,885	20,930
Non-cash stock-based compensation expense	3,196	3,534
(Gain) loss on disposal of fixed assets	(1,382)	3
Gain on sale of notes receivable	—	(11,924)
Deferred taxes	2,826	8,732
Other	(1,403)	4,225
Cash flows provided by (used for) working capital
Accounts receivable	(15,273)	(11,589)
Inventories	(24,885)	(7,868)
Prepaid expenses and other current assets	(676)	(969)
Accounts payable and accrued expenses	28,088	4,664
Net cash provided by (used for) operating activities	44,914	46,507
Cash Flows From Investing Activities
Capital expenditures	(17,867)	(13,421)
Acquisition of business	(35,758)	(63,334)
Proceeds from sale of property, plant, and equipment	3,336	2
Proceeds from sale of notes receivable	—	1,200
Net cash provided by (used for) investing activities	(50,289)	(75,553)
Cash Flows From Financing Activities
Net borrowings from revolving credit facility	53,000	—
Repayments of long-term debt	(40,000)	—
Payments on finance lease	(402)	—
Cash dividends paid	(19,596)	(19,425)
Proceeds from issuance of common stock	3,793	1,732
Shares withheld for employee taxes on equity awards	(888)	(623)
Deferred financing fees	(1,095)	—
Net cash provided by (used for) financing activities	(5,188)	(18,316)
Foreign exchange rate effect on cash	(83)	136
Net (decrease) increase in cash	(10,646)	(47,226)
Cash at January 1	28,301	75,527
Cash at December 31	$17,655	$28,301

MYERS INDUSTRIES, INC.

RECONCILIATION OF FREE CASH FLOW TO GAAP NET CASH PROVIDED BY

(USED FOR) OPERATING ACTIVITIES – CONTINUING OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	YTD		YTD
	December 31, 2021		December 31, 2020
Net cash provided by (used for) operating activities	$44,914		$46,507
Capital expenditures	(17,867)		(13,421)
Free cash flow	$27,047		$33,086

	YTD		YTD		Quarter
	December 31, 2021		September 30, 2021		December 31, 2021
Net cash provided by (used for) operating activities	$44,914	-	$13,544	=	$31,370
Capital expenditures	(17,867)	-	(14,264)	=	(3,603)
Free cash flow	$27,047	-	$(720)	=	$27,767

	YTD		YTD		Quarter
	December 31, 2020		September 30, 2020		December 31, 2020
Net cash provided by (used for) operating activities	$46,507	-	$31,334	=	$15,173
Capital expenditures	(13,421)	-	(8,955)	=	(4,466)
Free cash flow	$33,086	-	$22,379	=	$10,707

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED DILUTED EARNINGS PER SHARE

(UNAUDITED)

	Full Year 2022 Guidance
	Low	High
GAAP diluted net income per common share	$1.18	$1.38
Add: Net restructuring expenses and other adjustments	0.02	0.02
Adjusted diluted earnings per share	$1.20	$1.40